Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS SECOND QUARTER

FINANCIAL AND OPERATING RESULTS

The health and safety of our employees, guests, and communities remain our top priority

Domestic operations achieved better than expected results since opening, despite the challenging environment

The Company’s liquidity position remains strong amid the current crisis

Las Vegas, Nevada, July 30, 2020 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2020.

“During the second quarter, we began re-opening our properties across the U.S. and have been heartened by the better than expected demand in the marketplace. I am grateful to the men and women who continue to dedicate their efforts to re-opening our properties and welcoming our guests, safely, once again,” said Bill Hornbuckle, CEO and President of MGM Resorts. “In addition, our MGM 2020 plan and modifications to our operating model have directly contributed to our margin improvements during the period in which our properties were open.”

“As we look ahead, we believe the long term fundamentals of our business and the broader industry remain intact. However, the near term operating environment will remain challenging and unpredictable as COVID-19 case trends, health and safety protocols, and travel restrictions continue to heavily impact our business. We remain focused, flexible, and disciplined in navigating this evolving landscape while continuing to pursue our long term growth opportunities, supported by our strong liquidity position. As such, we remain excited about our integrated resort opportunity in Osaka, expanding our footprint in Macau, and positioning BetMGM as a leading player in the U.S. sports betting and iGaming markets.”

Second Quarter 2020 Financial Highlights:

Consolidated Results

•

Consolidated net revenues decreased 91% compared to the prior year quarter to $290 million, primarily driven by the temporary suspension of the Company’s domestic casino operations, continued travel restrictions in Macau, restrictions on the number of table games allowed to operate in Macau, and restrictions on the number of seats available at each table at both the Company’s domestic and Macau properties, and other social distancing restrictions in place at the Company’s domestic and Macau properties including the number of slot machines available for use, property capacity restrictions, and venue/amenity limitations;

•	Consolidated operating loss was $1.0 billion compared to consolidated operating income of $371 million in the prior year quarter;
•	Net loss attributable to MGM Resorts of $857 million compared to net income attributable to MGM Resorts of $43 million in the prior year quarter;
•	Diluted loss per share of $1.67 in the current quarter compared to diluted earnings per share of $0.08 in the prior year quarter;
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) was a loss per share of $1.52 in the current quarter compared to Adjusted EPS of $0.23 in the prior year quarter; and
•

Consolidated Adjusted EBITDAR(2) loss of $492 million in the current quarter compared to consolidated Adjusted EBITDAR of $764 million in the prior year quarter, primarily attributable to the temporary suspension of casino operations discussed above.

“During the second quarter, we continued to take proactive steps to further bolster our already strong liquidity position by accessing the debt capital markets, amending our credit agreement to preserve access to our revolver, and causing MGP to redeem $700 million of MGM Resorts’ operating partnership units for cash, under our agreement for MGP to redeem $1.4 billion of MGM Resorts’ units. Furthermore, we continued to work aggressively to reduce operating and corporate expenses during the re-opening process while providing a safe and appealing environment for our employees and guests,” said Corey Sanders, Chief Financial Officer and Treasurer of MGM Resorts. “Our domestic liquidity, excluding MGM China and MGP, is $4.8 billion, before factoring in any additional change in our stake in MGP.”

Financial Position & Liquidity

•	Cash and cash equivalents balance at June 30, 2020 was $4.8 billion, which included $726 million at the MGP Operating Partnership and $294 million at MGM China;
•

Total liquidity at June 30, 2020 was $8.1 billion, which included $1.9 billion at the MGP Operating Partnership and $1.5 billion at MGM China and comprised of cash and cash equivalents and amounts available under the Company’s revolving credit facility, MGP operating partnership’s facility, and MGM China’s revolving credit facilities;

•	At June 30, 2020, principal amount of indebtedness outstanding was $11.4 billion, including $3.7 billion outstanding at the MGP Operating Partnership and $2.5 billion outstanding at MGM China;
•

At June 30, 2020, $550 million was drawn on the Company’s $1.5 billion revolving facility, $200 million was drawn on the $1.35 billion MGP Operating Partnership revolving credit facility, $484 million was drawn on the $1.25 billion MGM China revolving credit facility, and no amounts were drawn on the $400 million MGM China second revolving credit facility;

•

In May 2020, the MGP Operating Partnership redeemed approximately 30 million of MGP Operating Partnership units from MGM Resorts for $700 million. Following the redemption, MGM Resorts has $700 million remaining under its agreement with MGP to purchase up to $1.4 billion of the MGP Operating Partnership units owned by MGM Resorts for cash through February 2022;

•	In May 2020, the Company issued $750 million in aggregate principal amount of 6.750% senior notes due 2025;
•	In June 2020, the MGP Operating Partnership issued $800 million in aggregate principal amount of 4.625% senior notes due 2025; and
•	In June 2020, MGM China issued $500 million in aggregate principal amount of 5.25% senior notes due 2025.

Las Vegas Strip Resorts

•

On June 4, 2020, Bellagio, MGM Grand and New York New York re-opened to the general public, followed by Excalibur on June 11, 2020 and Luxor on June 25, 2020. The balance of the Company’s Las Vegas Strip Resorts remained closed in the second quarter;

•

Net revenues decreased 90% compared to the prior year quarter to $151 million as a result of the temporary closure of Las Vegas Strip properties and other operational restrictions related to the pandemic;

•	Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) decreased 90% compared to the prior year quarter to $142 million;
•	REVPAR(4) decreased 57.2% compared to the prior year quarter due primarily to a decrease in occupancy at re-opened properties;
•	Adjusted Property EBITDAR loss of $104 million compared to Adjusted Property EBITDAR of $418 million in the prior year quarter;
•	Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) loss of $112 million compared to Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR of $431

million in the prior year quarter; and

•	The following provides an overview of the estimated operating trends(5) for the re-opened Las Vegas Strip properties for the respective periods during which they were operating through June 30, 2020:
o	Net revenues decreased 50% compared to the same periods in the prior year quarter;
o	Adjusted Property EBITDAR decreased 44% compared to the same periods in the prior year quarter; and
o	Adjusted Property EBITDAR margin increased 450 basis points compared to the same periods in the prior year quarter.

Regional Operations

•

The Company’s Mississippi operations, Gold Strike and Beau Rivage, re-opened to the general public on May 25, 2020 and June 1, 2020, respectively. MGM Northfield Park re-opened to the general public on June 20, 2020.  MGM National Harbor re-opened to the general public on June 29, 2020, with the balance of the Company’s regional destinations remaining closed;

•

Net revenues decreased 90% compared to the prior year quarter to $89 million as a result of the temporary closure of Regional Operations properties and other operational restrictions related to the pandemic;

•	Adjusted Property EBITDAR loss of $112 million compared to Adjusted Property EBITDAR of $261 million the prior year quarter; and
•

The following provides an overview of the estimated operating trends(5) for the re-opened Regional Operations properties for the respective periods during which they were operating through June 30, 2020:

o	Net revenues decreased 31% compared to the same periods in the prior year quarter;
o	Adjusted Property EBITDAR decreased 14% compared to the same periods in the prior year quarter; and
o	Adjusted Property EBITDAR margin increased 880 basis points compared to the same periods in the prior year quarter.

MGM China

•

Net revenues decreased 95% compared to the prior year quarter to $33 million as a result of ongoing travel and entry restrictions in Macau as well as other operational restrictions related to the pandemic;

•	VIP Table Games Hold Adjusted MGM China Net Revenues(3) decreased 96% compared to the prior year quarter to $32 million;
•	Adjusted Property EBITDAR loss of $116 million compared to Adjusted Property EBITDAR of $173 million in the prior year quarter; and
•

VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) loss of $118 million compared to VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR of $183 million in the prior year quarter.

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended June 30,	2020	2019
Diluted earnings (loss) per share	$(1.67)	$0.08
Property transactions, net	0.05	0.01
October 1 litigation settlement	0.10	—
Restructuring	0.04	0.08
Non-operating expense:
Loss on retirement of long-term debt	—	0.09
Foreign currency gain on MGM China senior notes	—	(0.01)
Items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	—	0.02
Income tax impact on net income adjustments (1)	(0.04)	(0.04)
Adjusted diluted earnings (loss) per share	$(1.52)	$0.23
(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

The current quarter also included a non-cash income tax charge of $13 million resulting from an increase to the valuation allowance for foreign tax credits.

Las Vegas Strip Resorts

Casino revenue for the second quarter of 2020 decreased 80% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to the temporary closure of properties and other operational restrictions related to the pandemic.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended June 30,	2020	2019	% change
	(Dollars in millions)
Table Games Drop	$149	$851	(82)%
Table Games Win %	32.5%	21.1%
Slots Handle	$524	$3,127	(83)%
Slots Hold %	9.3%	9.4%

Rooms revenue decreased 94% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts due primarily to the decrease in available rooms related to the temporary closure of properties and a decrease in occupancy at re-opened properties.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended June 30,	2020	2019	% change
Occupancy %	43%	95%
Average Daily Rate (ADR)	$154	$163	(5.2)%
Revenue per Available Room (REVPAR)	$66	$154	(57.2)%
(1)

Rooms that were out of service during the three months ended June 30, 2020 as a result of property closures due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

Regional Operations

Casino revenue for the second quarter of 2020 decreased 88% compared to the prior year quarter at the Company’s Regional Operations due primarily to the temporary closure of properties and other operational restrictions related to the pandemic.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended June 30,	2020	2019	% change
	(Dollars in millions)
Table Games Drop	$58	$1,023	(94)%
Table Games Win %	21.9%	19.9%
Slots Handle	$485	$6,423	(92)%
Slots Hold %	10.0%	9.5%

MGM China

MGM China paid the previously announced final dividend for 2019 of $41 million in June 2020, of which MGM Resorts received $23 million, representing its 55.95% share of the dividend, and noncontrolling interests received $18 million.

Key second quarter results for MGM China include:

•

Net revenues decreased 95% compared to the prior year quarter to $33 million as a result of ongoing travel and entry restrictions in Macau as well as other operational restrictions related to the pandemic;

•	Main floor table games win decreased 97% compared to the prior year quarter;
•	VIP table games win decreased 96% compared to the prior year quarter; and
•

Adjusted Property EBITDAR loss of $116 million compared to Adjusted Property EBITDAR of $173 million in the prior year quarter. The current quarter included $1 million of license fee expense compared to $12 million in the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2020	2019	% change
	(Dollars in millions)
VIP Table Games Turnover	$450	$10,962	(96)%
VIP Table Games Win %	2.6%	2.6%
Main Floor Table Games Drop	$66	$2,037	(97)%
Main Floor Table Games Win %	17.5%	22.5%

Corporate Expense

Corporate expense, including share-based compensation for corporate employees, was $143 million in the second quarter of 2020, compared to $108 million in the prior year quarter. The current quarter included $49 million in October 1 litigation settlement expense, $5 million in restructuring costs, and $9 million in corporate initiatives costs. The prior year quarter included $9 million in costs incurred to implement the MGM 2020 Plan and $3 million in finance modernization initiative costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income (loss) from unconsolidated affiliates:

Three Months Ended June 30,	2020	2019
	(In thousands)
CityCenter	$(39,113)	$31,506
MGP BREIT Venture	38,861	—
Other	(8,101)	(4,502)
	$(8,353)	$27,004

In April 2020, CityCenter Holdings, LLC (“CityCenter”) paid the previously announced dividend of $101 million, of which MGM Resorts received its 50% share, or approximately $51 million. As a result of the unprecedented public health crisis from COVID-19, CityCenter temporarily closed to the public on March 17, 2020. Aria re-opened on July 1, 2020 and Vdara re-opened on July 16, 2020. For the three months ended June 30, 2020, CityCenter’s net loss was $112 million and Adjusted EBITDA(6) loss was $37 million compared to net income of $5 million and Adjusted EBITDA of $106 million, in the prior year quarter, primarily as a result of the temporary suspension of casino operations, discussed above.

MGM Growth Properties

During the second quarter of 2020, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $207 million and received distributions of $96 million from the MGP Operating Partnership. In June 2020, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.4875 per Class A share (which represents a dividend of $1.95 per share on an annualized basis and an increase of $0.05 per share from the prior dividend rate) totaling $64 million, which was paid on July 15, 2020 to holders of record on June 30, 2020. The Company concurrently received an $84 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend

To preserve liquidity in light of the impact of COVID-19 on its business operations, the Company has temporarily reduced its dividend to an annual dividend of $0.01 per share. On July 30, 2020, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on September 15, 2020 to holders of record on September 10, 2020.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. The call will be accessible via the Internet through https://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 0425608. A replay of the call will be available through Thursday, August 6, 2020.  The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088.  The replay access code is 10146339. The call will be archived at https://investors.mgmresorts.com. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, CEO transition expense, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), gain or loss on retirement of long-term debt, foreign currency gain or loss related to MGM China’s U.S. dollar-denominated debt, and the Company’s share of mark-to-market adjustments related to CityCenter’s interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly-titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, CEO transition expense, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net. Management utilizes “Adjusted Property EBITDAR” as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, property transactions, net, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. The Company manages capital allocation, tax planning, stock compensation, and financing decisions at the corporate level. “Adjusted Property EBITDAR margin” is Adjusted Property EBITDAR divided by related segment net revenues.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted  Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management changed its non-GAAP measure as a result of the Bellagio real estate transaction in the fourth quarter of 2019, including recasting prior periods, to exclude rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing  the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

5.This release includes estimated operating trends of net revenues, Adjusted Property EBITDAR and Adjusted Property EBITDAR margin for the Company’s Las Vegas Strip and Regional properties, comparing such metrics for the periods from which such properties were operating through June 30, 2020 to the same periods in 2019, using monthly property level financials and internally generated daily operating reports to calculate activity for partial monthly periods, based on the days that such properties were opened prior to June 30, 2020, including activity for invitation only customer events prior to re-opening to the general public. These trends are based on management estimates only using currently available information, which has not been reviewed by the Company’s auditors, is not subject to the Company’s normal control procedures and has not been prepared in accordance with GAAP. The Company does not prepare monthly or intra-month property level financials on the same basis as its reported GAAP results and, as a result, the trends reported above are based on information that may not be indicative of full quarter or full month results, respectively, for the Company’s operating segments. The Company uses daily operating results to monitor property revenue and expense performance against budgeted objectives to provide an overview of general performance; however, such amounts and resulting trends are estimates only and should not be used as an alternative to the Company’s reported results, which have been prepared in accordance with GAAP and reviewed by the Company’s auditors.  In addition, investors are cautioned to not place undue reliance on these trends since these trends may not continue at the applicable properties and they may not be indicative of the trends the Company will see at its other properties when those properties re-open, including as a result of varying degrees of restrictions imposed on open properties, changes in consumer demands or the ability of consumers to travel to the Company’s properties in light of the continued pandemic, the potential for authorities to impose new restrictions on the Company’s operations and other events that could cause the Company’s properties to close in whole or in part.

6.CityCenter non-GAAP Measure

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 Plan), and property transactions, net. Management utilizes Adjusted EBITDA as the primary profit measure for CityCenter. Adjusted EBITDA is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures. Management believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating CityCenter’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings in the United States and Macau, including some of the most recognizable resort brands in the industry such as Bellagio, MGM Grand, ARIA and Park MGM. The Company's 50/50 venture, ROAR Digital LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its "Focused on What Matters: Embracing Humanity and Protecting the Planet" initiative, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results, including the continued impact of COVID-19 on its results of operations and the duration of such impact, expectations regarding the Company’s liquidity position, long term cost savings and the performance at re-opened properties, dividends it expects to receive from MGM China, the MGP Operating Partnership and CityCenter, the Company’s ability to execute on its strategic plans, including MGM 2020 and its asset light strategy, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
CATHERINE PARK
Executive Director of Investor Relations
(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Revenues:
Casino	$163,649	$1,598,312	$1,217,675	$3,224,658
Rooms	31,623	586,503	465,574	1,160,718
Food and beverage	29,771	544,552	426,480	1,064,773
Entertainment, retail and other	48,569	382,738	318,514	727,112
Reimbursed costs	16,197	111,138	114,383	222,893
	289,809	3,223,243	2,542,626	6,400,154
Expenses:
Casino	200,393	888,392	829,063	1,791,149
Rooms	41,251	208,643	213,860	412,637
Food and beverage	60,306	426,664	399,942	826,903
Entertainment, retail and other	56,223	269,983	255,286	513,613
Reimbursed costs	16,197	111,138	114,383	222,893
General and administrative	473,564	524,424	1,047,870	1,049,536
Corporate expense	142,578	108,061	286,386	237,497
Preopening and start-up expenses	(82)	879	40	4,166
Property transactions, net	26,349	5,790	81,324	14,566
Gain on REIT transactions, net	—	—	(1,491,945)	—
Depreciation and amortization	299,206	334,788	617,496	651,202
	1,315,985	2,878,762	2,353,705	5,724,162
Income (loss) from unconsolidated affiliates	(8,353)	27,004	27,395	65,753
Operating income (loss)	(1,034,529)	371,485	216,316	741,745

Non-operating income (expense):
Interest expense, net of amounts capitalized	(156,756)	(215,829)	(313,893)	(431,949)
Non-operating items from unconsolidated affiliates	(23,761)	(21,477)	(56,382)	(39,642)
Other, net	8,321	(46,276)	(115,943)	(44,583)
	(172,196)	(283,582)	(486,218)	(516,174)

Income (loss) before income taxes	(1,206,725)	87,903	(269,902)	225,571
Benefit (provision) for income taxes	270,238	(11,734)	7,934	(83,245)
Net income (loss)	(936,487)	76,169	(261,968)	142,326
Less: Net (income) loss attributable to noncontrolling interests	79,230	(32,764)	211,580	(67,624)
Net income (loss) attributable to MGM Resorts International	$(857,257)	$43,405	$(50,388)	$74,702
Earnings (loss) per share:
Basic	$(1.67)	$0.08	$(0.02)	$0.13
Diluted	$(1.67)	$0.08	$(0.02)	$0.13

Weighted average common shares outstanding:
Basic	493,456	532,365	494,434	533,286
Diluted	493,456	535,417	494,434	536,456

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,835,505	$2,329,604
Accounts receivable, net	287,065	612,717
Inventories	106,791	102,888
Income tax receivable	166,507	27,167
October 1 litigation insurance receivable	751,000	735,000
Prepaid expenses and other	223,900	200,317
Total current assets	6,370,768	4,007,693

Property and equipment, net	14,977,408	18,285,955

Other assets:
Investments in and advances to unconsolidated affiliates	1,468,495	822,366
Goodwill	2,091,697	2,084,564
Other intangible assets, net	3,746,734	3,826,504
Operating lease right-of-use assets, net	8,379,607	4,392,481
Other long-term assets, net	436,576	456,793
Total other assets	16,123,109	11,582,708
	$37,471,285	$33,876,356

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$122,428	$235,437
Construction payable	26,707	74,734
Accrued interest on long-term debt	128,430	122,250
October 1 litigation liability	800,000	735,000
Other accrued liabilities	1,497,563	2,024,002
Total current liabilities	2,575,128	3,191,423

Deferred income taxes, net	2,242,707	2,106,506
Long-term debt, net	11,339,561	11,168,904
Other long-term obligations	529,542	363,588
Operating lease liabilities	8,376,770	4,277,970
Redeemable noncontrolling interest	58,795	105,046
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 493,281,168 and 503,147,632 shares	4,933	5,031
Capital in excess of par value	3,333,074	3,531,099
Retained earnings	4,075,812	4,201,337
Accumulated other comprehensive loss	(39,030)	(10,202)
Total MGM Resorts International stockholders' equity	7,374,789	7,727,265
Noncontrolling interests	4,973,993	4,935,654
Total stockholders' equity	12,348,782	12,662,919
	$37,471,285	$33,876,356

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Las Vegas Strip Resorts	$150,811	$1,466,344	$1,284,617	$2,894,532
Regional Operations	89,264	910,953	814,924	1,714,898
MGM China	33,198	706,089	305,085	1,440,293
Management and other operations	16,536	139,857	138,000	350,431
	$289,809	$3,223,243	$2,542,626	$6,400,154

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Las Vegas Strip Resorts	$(104,447)	$418,339	$163,152	$821,990
Regional Operations	(112,085)	260,788	39,635	472,585
MGM China	(116,288)	172,803	(138,278)	365,614
Unconsolidated resorts (1)	(49,302)	28,357	(37,068)	68,839
Management and other operations	(15,984)	(7,444)	(22,846)	23,212
Stock compensation	(14,735)	(14,566)	(31,666)	(30,861)
Corporate	(79,321)	(93,953)	(169,999)	(209,327)
	$(492,162)	$764,324	$(197,070)	$1,512,052

(1)	Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net income (loss) attributable to MGM Resorts International	$(857,257)	$43,405	$(50,388)	$74,702
Plus: Net income (loss) attributable to noncontrolling interests	(79,230)	32,764	(211,580)	67,624
Net income (loss)	(936,487)	76,169	(261,968)	142,326
Benefit (provision) for income taxes	(270,238)	11,734	(7,934)	83,245
Income (loss) before income taxes	(1,206,725)	87,903	(269,902)	225,571
Non-operating (income) expense:
Interest expense, net of amounts capitalized	156,756	215,829	313,893	431,949
Other, net	15,440	67,753	172,325	84,225
	172,196	283,582	486,218	516,174
Operating income (loss)	(1,034,529)	371,485	216,316	741,745
Preopening and start-up expenses	(82)	879	40	4,166
Property transactions, net	26,349	5,790	81,324	14,566
Gain on REIT transactions, net	—	—	(1,491,945)	—
Depreciation and amortization	299,206	334,788	617,496	651,202
CEO transition expense	—	—	44,401	—
October 1 litigation settlement	49,000	—	49,000	—
Restructuring	19,882	42,990	19,882	84,088
Triple net operating lease and ground lease rent expense	189,567	8,392	331,485	16,285
Income from unconsolidated affiliates related to real estate ventures	(41,555)	—	(65,069)	—
Adjusted EBITDAR	$(492,162)	$764,324	$(197,070)	$1,512,052

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Las Vegas Strip Resorts net revenues	$150,811	$1,466,344	$1,284,617	$2,894,532
Hold adjustment (1)	(9,015)	14,436	(2,289)	19,573
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$141,796	$1,480,780	$1,282,328	$2,914,105

Las Vegas Strip Resorts Adjusted Property EBITDAR	$(104,447)	$418,339	$163,152	$821,990
Hold adjustment (2)	(7,722)	12,356	(2,024)	16,696
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$(112,169)	$430,695	$161,128	$838,686

(1)

For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.

(2)	These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
MGM China net revenues	$33,198	$706,089	$305,085	$1,440,293
Hold adjustment (3)	(1,341)	24,126	1,561	(10,483)
VIP Table Games Hold Adjusted MGM China Net Revenues	$31,857	$730,215	$306,646	$1,429,810

MGM China Adjusted Property EBITDAR	$(116,288)	$172,803	$(138,278)	$365,614
Hold adjustment (4)	(1,778)	9,903	3,498	(5,676)
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$(118,066)	$182,706	$(134,780)	$359,938

(3)

For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.

(4)

These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net revenues	$3,185	$329,343	$268,316	$672,863
Adjusted EBITDA	$(37,422)	$105,801	$41,130	$220,192

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Occupancy %	N/A	94.4%	86.0%	92.4%
ADR (1)	N/A	$252	$285	$261
REVPAR (1)	N/A	$238	$245	$241

  (1) For the three and six months ended June 30, 2020, ADR and REVPAR include rooms in service at Aria and Vdara through March 16, 2020.

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019
Net income (loss)	$(112,444)	$5,025	$(133,321)	$22,997
Non-operating (income) expense:
Interest expense, net of amounts capitalized	18,534	23,406	39,891	46,660
Other, net	(1,487)	17,410	22,193	28,710
	17,047	40,816	62,084	75,370
Operating income (loss)	(95,397)	45,841	(71,237)	98,367
Property transactions, net	20	353	(2,478)	1,249
Depreciation and amortization	56,744	56,900	113,634	114,404
Restructuring	1,211	2,707	1,211	6,172
Adjusted EBITDA	$(37,422)	$105,801	$41,130	$220,192